Filed pursuant to Rule 433
Registration No. 333-208507

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$500,000,000
SENIOR FLOATING RATE NOTES, DUE FEBRUARY 1, 2022
FINAL TERM SHEET
DATED JANUARY 25, 2017

Terms and Conditions
Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due February 1, 2022 (the “Notes”)

Expected Ratings[1]:	Aa3 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$500,000,000

Issue Price:	100.000%

Trade Date:	January 25, 2017

Settlement Date (T+4) [2]:	January 31, 2017

Maturity Date:	February 1, 2022

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 73 bps payable and reset quarterly

Fees:	0.250%

Interest Payment Dates:	Quarterly on the 1st of each February, May, August, and November, beginning May 1, 2017

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

_____________________________
1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

2 Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle no later than three business days after the trade date, unless the parties to such trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade on any date more than three business days prior to delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement.

Optional Redemption:	None

CUSIP / ISIN:	78012KZD2 / US78012KZD26
Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Credit Suisse Securities (USA) LLC Goldman, Sachs & Co.
Joint Lead Manager:	nabSecurities, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037, or Goldman, Sachs & Co. toll-free at 1-866-471-2526.